Exhibit 10.9

BUSINESS COOPERATION AGREEMENT

This Business Cooperation Agreement (the “Agreement”) is entered into in Beijing as of July 20, 2018 by and among the following parties:

(1)                                 Beijing Luckin Coffee Co., Ltd. (the “WFOE”), a wholly foreign-owned enterprise registered in Beijing, the People’s Republic of China (“China” or “PRC”), under the laws of China;

(2)                                 Beijing Luckin Coffee Technology Ltd. (“Luckin Tech”), a domestic company registered in Beijing, China,  under the laws of China; and

(3)                                 each of the persons listed under Schedule 1 (each, a “Shareholder” and collectively, the “Shareholders”)

(Each of the WFOE, Luckin Tech and each of the Shareholders, a “Party”, and collectively the “Parties”).

RECITALS

(1)                                 WHEREAS, the WFOE engages in the business of and has the relevant expertise and practical experience in the following areas: the catering services; sale of food and beverage; management of catering services.

(2)                                 WHEREAS, Luckin Tech engages in the business of developing and operating catering related Internet technology in China;

(3)                                 WHEREAS, the WFOE has entered into a Master Exclusive Service Agreement (the “Service Agreement”) dated July 20, 2018 with Luckin Tech, pursuant to which the WFOE is entitled to receive service fees from Luckin Tech; and

(4)                                 WHEREAS, the Shareholders hold 100% shares in Luckin Tech.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.                                      Negative Covenants

To ensure that Luckin Tech perform its obligations under the Service Agreement and/or other agreements executed with the WFOE, the Shareholders and Luckin Tech jointly and severally, agree and covenant that, without obtaining the WFOE’s written consent, Luckin Tech shall not, and the Shareholders shall cause Luckin Tech not to, engage in any transaction which may materially affect its asset, obligation, right or operation, including but not limited to:

(a)                                 any activities not within its normal business scope, or operating its business in a way that is inconsistent with its past practice;

(b)                                 merger, reorganization, acquisition or restructuring of its principal business or assets, or acquisition or investment in any other form;

(c)                                  offering any loan to any third party, incurring any debt from any third party, or assuming any debt other than in the ordinary course of business;

(d)                                 engaging, changing or dismissing any director or any senior management officer;

(e)                                  selling to or acquiring from any third party, mortgaging, licensing or disposing of in other ways tangible or intangible assets, other than in the ordinary course of business;

(f)                                   incurring, inheriting, assuming or guaranteeing any debt that are not incurred during the ordinary course of business, using its assets to provide security or other forms of guarantees to any third party, or setting up any other encumbrances over its assets;

(g)                                  making any supplement, amendment or alternation to its articles of association and bylaws, increasing or decreasing of its registered capital or changing the structure of its registered capital in other manners;

(h)                                 making distribution of dividend or share interest or shareholding interest in whatever ways, provided that upon the WFOE’s written request, Luckin Tech shall immediately distribute part or all distributable profits to its shareholder(s) who shall in turn immediately and unconditionally pay or transfer to the WFOE any such distribution;

(i)                                     executing any material contract, except the contracts executed in the ordinary course of business (for purpose of this subsection, the WFOE may define a material contract at its sole discretion);

(j)                                    Selling, transferring, mortgaging or disposing of in any manner any legal or beneficial interest in its business or revenues, or allowing the encumbrance thereon of any security interest;

(k)                                 dissolution, conducting liquidation and distributing the residual assets; or

(l)                                     Causing any of its branches or subsidiaries to engage in any of the foregoing or enter into any contract, agreement or other legal documents which may lead to or result in any of the foregoing.

2.                                      Business Operation and Personnel Arrangement

2.1                               Luckin Tech agrees and covenants to the WFOE that Luckin Tech shall, and the Shareholders shall cause Luckin Tech to, i) accept suggestions raised by the WFOE over the employee engagement and replacement, daily operation, dividend distribution and financial management systems of Luckin Tech, and Luckin Tech shall strictly abide by and perform accordingly; ii) maintain Luckin Tech’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs; iii) operate all of Luckin Tech’s businesses during the ordinary course of business to maintain the asset value of Luckin Tech and refrain from any action/omission that may adversely affect Luckin Tech’s operating status and asset value; iv) provide the WFOE with information on Luckin Tech’s business operations and financial condition at WFOE’s request; v) if requested by the WFOE, procure and maintain insurance in respect of Luckin Tech’s assets and business from an insurance carrier acceptable to the WFOE, at an amount and type of coverage typical for companies that operate similar businesses; vi) immediately notify the WFOE of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Luckin Tech’s assets, business or revenue; and vii) execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims so as to maintain the ownership by Luckin Tech of all of its assets.

2.2                               The Shareholders shall only appoint persons designated by the WFOE to be the directors of Luckin Tech in accordance with the procedures required by laws, regulations and relevant articles of association. Luckin Tech shall cause the persons designated by the WFOE to be the general manager, chief financial officer and other senior management members of Luckin Tech.

2.3                               If any of the above directors or senior management members designated by the WFOE resigns from the relevant position or is dismissed at the request of the WFOE, the Shareholders or Luckin Tech, as the case may be, shall dismiss such person from Luckin Tech upon the WFOE’s request, and shall appoint any other person designated by the WFOE to hold such position.

2.4                               Luckin Tech together with its Shareholders hereby jointly and severally covenant to and agree with the WFOE that Luckin Tech shall seek appropriate approval from the WFOE prior to entering into any material contract in accordance with relevant internal approval policy of Luckin Tech.

3.                                      Other Arrangements

Given (i) that the business relationship between the WFOE (together with its affiliates) and Luckin Tech has been established through the Service Agreement and (ii) that the daily business activities of Luckin Tech will have a material impact on Luckin Tech’s ability to pay the payables to the WFOE or its affiliates, the Shareholders agree that, unless required by the WFOE:

(a)                                 They shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Luckin Tech to, distribute any profits, funds, assets or property to the Shareholders of Luckin Tech; and

(b)                                 They shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Luckin Tech to, issue any dividends or other distributions with respect to the shares of Luckin Tech held by the Shareholders; provided, however, if any dividends or other distributions are distributed to the Shareholders by Luckin Tech, the Shareholders shall immediately and unconditionally pay or transfer to the WFOE any and all dividends or other distributions in whatsoever form obtained from Luckin Tech as shareholders of Luckin Tech at the time such distributions arise, and the Shareholders shall bear any and all taxes and fees with respect to such transfer of dividends and distributions to the WFOE (including the taxes and fees imposed on the WFOE) in the event such dividends or distributions are paid to the Shareholders without the WFOE’s prior written consent.

4.                                      Assignments

The Shareholders and Luckin Tech shall not assign their respective rights and obligations under this Agreement to any third party without the prior written consent of the WFOE.  The Shareholders and Luckin Tech hereby jointly agree that the WFOE may assign its rights and obligations under this Agreement as the WFOE may decide at its sole discretion and such transfer shall only be subject to a written notice sent to Luckin Tech and the Shareholders.

Rights and obligations under this Agreement shall be legally binding upon any assignees, successors, spouse, guardians and creditors of the Parties hereof or any other person that may be entitled to assume rights and interests in the shares of Luckin Tech, no matter such assignment of obligations and rights is caused by takeover, restructuring, succession, assignment, death, incapacity, bankruptcy, divorce or any other reason.

5.                                      Entire Agreement and Amendment to Agreement

5.1                               This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall supersede any and all prior oral agreements, contracts, understandings and communications made by the Parties with respect to the subject matter of this Agreement.

5.2                               Any modification of this Agreement shall be made in a written form and shall only become effective upon execution by all Parties of this Agreement. Modifications and supplements to this Agreement duly executed by the Parties shall be parts of this Agreement and shall have the same legal effect as this Agreement.

6.                                      Governing Law

This Agreement shall be construed in accordance with and governed by the laws of China.

7.                                      Dispute Resolution

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, such dispute shall be submitted to the Beijing Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration and the place of arbitration shall be in Beijing. The arbitral award shall be final and binding upon all Parties.

8.                                      Indemnities and Remedies

8.1                               Either Party shall forthwith on demand indemnify the other Party against any claim, loss, liability or damage (“Loss”) which such Party shall incur as a consequence of any breach by the other Party of this Agreement provided that neither Party shall be liable to indemnify the other Party for any Loss to the extent that such Loss arises from the willful misconduct, breach of applicable law, regulation or contractual obligation or from the material negligence of the other Party or its directors, officers, employees, or agents.

8.2                               The Parties agree that this section shall remain survive the termination or expiration of this Agreement.

9.                                      Effective Date and Term

9.1                               This Agreement shall be signed and take effect as of the date first set forth above.

9.2                               This Agreement shall remain effective as long as Luckin Tech exists unless terminated as provided in Section 10.

10.                               Termination

10.1                        Neither of the Shareholders and Luckin Tech shall have the right to terminate this Agreement. This Agreement shall be terminated i) by the WFOE at any time with thirty (30) days advance written notice to Luckin Tech and the Shareholders; ii) upon the transfer of all the shares held by the Shareholders to the WFOE and/or a third party designated by the WFOE pursuant to the Exclusive Option Agreement.

if any Shareholder cease to hold any shares in Luckin Tech, such Shareholder shall no longer be a party of this Agreement, but this Agreement shall remain in full effect to any other Shareholder and Luckin Tech.

11.                               Notices

11.1                        Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when a notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date when the postage prepaid registered airmail is posted (as evidenced by the postmark), or on the fourth (4th) day after the date when the notice is delivered to an internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon receipt as evidenced by the time shown in the transmission confirmation for the relevant documents.

12.                               Severability

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

13.                               Counterparts

This Agreement shall be executed in five originals by all Parties, with each of the WFOE, the Shareholders, and Luckin Tech holding one original. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

14.                               Languages

Both English and Chinese language versions of this Agreement shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

Beijing Luckin Coffee Co., Ltd.
Authorized Representative: Zhiya Qian

Signature:	/s/ Zhiya Qian
Seal: (Seal)
/s/ Seal of Beijing Luckin Coffee Co., Ltd.

Beijing Luckin Coffee Technology Ltd.
Authorized Representative: Zhiya Qian

Signature:	/s/ Zhiya Qian
Seal: (Seal)
/s/ Seal of Beijing Luckin Coffee Technology Ltd.

Zhiya Qian

Signature:	/s/ Zhiya Qian

Jinyi Guo

Signature:	/s/ Jinyi Guo

Min Chen

Signature:	/s/ Min Chen